FOURTH QUARTER AND YEAR END 2002
ANALYST CONFERENCE CALL
JANUARY 30, 2003

Mickey Foster
Vice President, Corporate and Investor Relations

Introduction – Good afternoon and thank you for participating in Millennium Chemicals analyst conference call and welcome to those participants on the Internet. Today we will cover results for the fourth quarter and year-end 2002 and our outlook. Speakers include Bill Landuyt, our Chairman and Chief Executive Officer, Jack Lushefski, our SVP and Chief Financial Officer, and myself, Mickey Foster, VP of Corporate and Investor Relations.

As we announced in the invitation to this conference call, you can view the slides and listen to our presentation live by accessing our website (www.millenniumchem.com) and clicking on the Investor Relations icon.

The slides available to our Internet participants are meant as an enhancement tool and they contain information, which is either in our press release or which we will discuss during this presentation. Here are two instructions for our Internet participants:

First, in addition to asking questions on the conference call as you have traditionally done, you can ask questions by clicking on the “send question” button located on the left hand portion of your screen and we will respond to them live during the Q&A portion of this conference call.

Second, the slides will automatically move forward during the presentation on your screen.

Before we start, our lawyers asked me to preface with our safe harbor legal statement: The statements made on this conference call, relating to matters that are not historical facts, are forward looking statements. Our forward-looking statements are present expectations and actual events and results may differ materially due to the impact of factors such as industry cyclicality, general economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the Company’s SEC filings. Please note we disclaim any obligation to update our forward-looking statements.

Jack will begin and cover the financials. I will cover TiO2, Acetyls, Specialty chemicals and Equistar. Next, Bill will end with strategy and outlook. Then we will be glad to answer questions. Jack...

John E. Lushefski
Sr. Vice President & Chief Financial Officer

Thanks Mickey.

I would now like to briefly review some details of our fourth quarter reported results, our cash flow and our debt profile at the end of 2002.

Let’s begin with Millennium’s financial summary for the fourth quarter and full year 2002. This slide provides abbreviated Statements of Operations to arrive at normalized earnings after adjustment for accounting methods or accounting principal changes and unusual non-recurring items. Because of those adjustments, the figures on this slide do not agree to our Statements of Operations reported in Table I of our press release. I will provide a reconciliation of earnings and EPS on the next two slides, which also appear in Table V of our press release.

  Operating profit of $25 million for the fourth quarter of 2002 was significantly improved versus a loss of one million for the fourth quarter of 2001. Normalized operating profit for the full year 2002 was about equal to 2001.
  Interest expense for the fourth quarter of 2002 was flat with the same quarter of 2001 and slightly up for the full year due to higher rates on long-term debt. Average net debt levels during 2002 were roughly the same as 2001.
  The income tax benefit that we provided for the full year was about 58%, 8% higher than the rate we projected at the end of the third quarter of 2002.
  Millennium’s normalized net loss for the fourth quarter of 2002 was $14 million or roughly half of the $31 million loss experienced in the fourth quarter of 2001.
  Our normalized net loss for all of 2002 was about $41 million versus a loss of $38 million in 2001.

Moving to slide 4 . . . this slide provides reconciliation from our reported fourth quarter 2002 and 2001 figures to the normalized figures I provided and discussed on the previous slide.

The first adjustment relates to our change in accounting for US TiO2 inventory from LIFO to FIFO, which required a restatement of fourth quarter 2001 to present on the same basis. This change was made in part to achieve a better matching of revenues and expenses. Net income in quarter four of 2001 was reduced by $2 million for that change in inventory valuation method.

Next we have factored out income tax accrual adjustments in both periods that do not relate to profits or losses in these periods since the accrual adjustments related to favorable developments for matters reserved in the past.

We also eliminated the effect of goodwill amortization in quarter four of 2001, as accounting principles in 2002 no longer require similar amortization.

After these aggregate adjustments, our normalized loss is $14 million in the fourth quarter of 2002 versus a little more than double that in 2001 at a $31 million loss.

The next slide goes through the same exercise for the full year 2002 and 2001 factoring out the effect of the accounting principle changes for LIFO and goodwill as well as tax accrual adjustments and plant closure charges in 2001.

Let’s move to a discussion of our balance sheet and cash flow starting with an abbreviated cash flow summary for the fourth quarter and full year 2002.

Our cash interest payments are weighted more heavily in the second and fourth quarters of the year. As you can see on the slide about half of our annual interest expense or $44 million was paid during the fourth quarter of 2002.

Capital spending was $28 million for the quarter and $71 million for the year. I will discuss these spending levels in more detail on the next slide.

We did a good job with trade working capital during the year and it contributed $33 million to cash in the quarter and $22 million for the year. The positive effect from the sale of accounts receivable during the year more than offset the use of working capital due to improved volumes and prices in our TiO2 and Acetyls segment. Trade working capital includes trade receivables, inventories and trade accounts payable.

Dividends were about $9 million for the quarter and $35 million for the year.

Long-term liability payments of $6 million in the quarter and $19 million for the year related to payment of legal, environmental, insurance and other legacy liabilities. The movement in other assets/liabilities catches all the cash activity related to accrued expenses, prepaids, other assets, etc.

The increase in net debt for the quarter was $7 million and for the year $30 million.

Moving to the next slide . .. . we have worked very hard in controlling capital expenditures during 2002 without compromising safety and environmental issues and finished at a spending level of $71 million, quite a bit lower than our trailing three year average at the beginning of 2002, which was more than $100 million. In 2003 we will continue to be very selective approving projects and expect spending to be in the range of $60-70 million this year.

Looking at some of Millennium’s key debt statistics. EBITDA was $195 million for the year and net interest expense was $86 million. Our EBITDA to interest coverage was 2.3 times and our leverage ratio was 5.7 times both improved significantly in the last quarter. These ratios are well within the limits of the covenants included in our debt agreements.

The restricted payment basket as discussed more technically and thoroughly in our press release is expected to be about $43 million after taking into consideration the $8.6 million dividend declared for payment in the first quarter of 2003 and the filing of the company’s Annual Report on Form 10-K for 2002. This represents more than a full year of dividend payments at the current annual rate.

Net debt at the end of the last three calendar years has been relatively stable even though the company has reported losses and business conditions have been extremely difficult. We had $125 million of cash on hand at the end of 2002 and had only $10 million of borrowings outstanding under our $175 million revolving credit facility. As Bill will discuss further, it is an important goal of the management team to reduce debt and improve our credit statistics. We plan on working hard to achieve debt reduction in 2003 and expect that debt will decline in the second half of the year with or without distributions from Equistar.

As you can see from this next slide the maturities of our company’s debt are minimal during the next three years, which will allow us to operate comfortably without refinancing risks as both our wholly owned businesses and Equistar’s profitability and cash flow improve.

Now I will turn it over to Mickey who will discuss some details about our business segments and Equistar.

Mickey Foster
Vice President, Corporate and Investor Relations

Thanks Jack. The Titanium Dioxide (TiO2) segment reported fourth quarter 2002 EBITDA of $39 million, compared to $26 million in the fourth quarter of the previous year and seasonally down from $42 million in the third quarter of 2002.

Operating income for TiO2 in 2002 of $63 million was down $9 million from 2001. Manufacturing and functional costs were cut by $62 million in 2002 compared to 2001, offsetting most of the TiO2 price decline of $83 million.

In local currencies, average fourth quarter TiO2 prices were up 1 percent from the previous year’s fourth quarter and up 4 percent from the third quarter of 2002. In US dollar terms, the worldwide average fourth quarter price was up 4 percent from both the fourth quarter of the previous year and the third quarter of 2002. TiO2 prices declined sharply and hit a low in the first quarter of 2002 partially due to exchange rates. TiO2 prices are recovering but current prices remain below re-investment levels and price increase rebounds can be steep and quick.

A majority of two 2002 price increase announcements have been implemented. Price increases were announced for major market regions effective in the first quarter of 2003.

Fourth quarter TiO2 sales volume of 142,000 metric tons increased 8 percent from the fourth quarter of the previous year and seasonally decreased 12 percent from the third quarter of 2002. Full year 2002 sales volume of 627,000 metric tons was 6 percent higher than sales volume in 2001.

The fourth quarter’s TiO2 plant production operating rate was 96 percent of annual nameplate capacity of 690,000 metric tons. This represented an increase over the operating rate of 83 percent in the previous year’s fourth quarter and was higher than the 90 percent operating rate in the third quarter of 2002.

Sales volume in the first quarter of 2003 in TiO2 is anticipated to be comparable to the fourth quarter of 2002, in line with seasonal demand trends. Previously announced price increases are gradually being obtained and are expected to result in better average pricing and profitability. Pricing remains well below re-investment levels. We continue to focus on cost controls. Finished goods inventories began 2003 at 10% below January 1, 2002 levels. Operating rates are now in the mid-90‘s and we are building inventory for the coatings season.

The Acetyls segment reported fourth quarter 2002 EBITDA of $11 million, which was up from a loss of ($7) million in the fourth quarter of the previous year and slightly down from the $12 million earned in the third quarter of 2002.

Acetyls prices in the fourth quarter of 2002 increased 26 percent (up 12 percent excluding methanol) from prices in the fourth quarter of the previous year and increased 5 percent from the third quarter of 2002. Acetyls volume in the fourth quarter increased 23 percent from the comparable period of last year and increased 8 percent from the third quarter of 2002. These price and volume increases from the third to the fourth quarter of 2002 nearly offset cost increases related to increased natural gas prices during the quarter.

This chart shows the acetyls price increases announced in 2002 and in January of 2003. A majority of these increases have been implemented.

Similar results in acetyls are expected in the first quarter of 2003 when compared to the fourth quarter of 2002 assuming higher natural gas and ethylene costs are offset by favorable pricing. Price increases continue to be implemented, while acetyls volumes remain strong.

The Specialty Chemicals segment reported fourth quarter 2002 breakeven EBITDA compared to $3 million in the fourth quarter of the previous year and $4 million in the third quarter of 2002. The fourth quarter 2002 unfavorable results in part reflect downtime due to planned and unplanned outages at the plants during December, which amounted to almost $2 million. The plants are now fully operational again.

Sales volume decreased 2 percent from the previous year’s fourth quarter and was 6 percent lower than the third quarter of 2002 as demand softened. Average selling prices increased 9 percent compared to the previous year’s fourth quarter and declined 8 percent from the third quarter of 2002, primarily due to shifts in product mix.

First quarter 2003 operating results are expected to improve from the fourth quarter of 2002 as sales volumes in January should increase from fourth quarter levels. New product sales growth continues. Cost of crude sulfate turpentine, our raw material, remains unchanged.

Millennium’s 29.5 percent stake in Equistar resulted in a fourth quarter post-interest equity loss of ($35) million compared to ($29) million of equity loss in the fourth quarter of the previous year and $4 million equity income in the third quarter of 2002. The fourth quarter of 2002 was primarily impacted by increasing raw material costs as, according to Chemical Marketing Associates Inc. (CMAI), the cost of ethylene production increased by 3 cents per pound compared to the third quarter of 2002. Equistar experienced an additional cost increase of nearly 1 cent per pound, attributable to planned maintenance at its olefins manufacturing plant in Chocolate Bayou, Texas. These cost increases were partially offset by a 1 cent per pound ethylene price increase, according to CMAI. Equistar’s ethylene sales were approximately 50 million pounds below third-quarter sales. Most of the shortfall was concentrated in October and November. In the polymers segment, volumes were approximately 56 million pounds below third-quarter sales. Equistar’s average selling price was below the third quarter 2002 level as a result of slightly lower domestic market prices and a lower-margin product mix.

Trough margin conditions due to high feedstock costs are expected to continue into the first quarter of 2003, however, industry analysts believe Equistar will enjoy improved supply/demand conditions beginning in March.

Thanks, and now I'll turn it over to Bill...

William M. Landuytr
Chairman &Chief Executive Officer

Thanks Mickey, and thank all of you for joining us.

A whole lot of people who have worked in or observed the business of chemistry for a lot longer than me have described the last two years as, “The worst for the chemical industry in over two decades.”

I’d like to spend the rest of the formal presentation describing how the women and men of Millennium have responded to those conditions as well as give you some feel for why we believe 2003 is shaping up as a much better year for our Company.

I’ll begin by reminding you what our top priority is: Optimize long-term cash flow from our businesses and our investment in Equistar, so as to reduce leverage and return to investment grade credit status.

Our activities over the past 18 months have been directed to the achievement of disciplined and targeted growth, cost reduction and improved asset utilization. We are even now testing our business plan with an independent third party to help drive optimal performance for our stakeholders.

Let’s go through some examples of our commitment to improve results even in extremely difficult conditions.

On the commercial side many of the actions we have taken are aimed at reducing costs, but we also have introduced more new products in the past two years then we did over the past ten.

Within two years, we are forecasting that over 50% of our global sales of TiO2 will be of products introduced since 2000.

Past investments in ERP technology have allowed us to make significant reductions in costs and working capital, and greatly improved the information available to all workers to make more informed decisions. Our leading edge work in e-Commerce has allowed us to take costs out for both ourselves and our customers while actually improving service levels. It also creates a challenging barrier to entry for competitors.

We’ve accomplished that while reducing our overheads by about $74 million or 37% from where we were in 2000. Increased pension expense, insurance and health care costs will present a challenge for next year, but our focus on efficiency is now a permanent part of our culture.

Manufacturing staffing, including full-time contractors has been reduced by 20% over the last three years and yet I’m proud to report that we set new records this year for quality and reliability. TiO2 production was the second highest in our history.

Productivity has been improved by reducing the number of organization levels and by implementing self-directed teams at our manufacturing sites.

Our TiO2 manufacturing costs per metric ton were at a record low in 2002. While a stronger euro has inflated that figure over the last two quarters when measured in US dollars, our goal is continuous improvement on that metric.

Similarly, in our acetyls business, we’ve successfully reduced our controllable costs, essentially those not tied to the cost of natural gas or ethylene, by an impressive over 20% percent.

Now let's look at what that means for trends in our two largest businesses segments.

First, acetyls. Profitability in this business troughed in the first quarter of 2002, due in part to some unprofitable fixed-price natural gas purchase commitments that had been entered into a year earlier, ironically at lower than today’s pricing.

Since then you can see that our position entering into 2003 has improved dramatically.

Mickey has already shown you this slide on our TiO2 operating rate, and with demand increases expected to outstrip very limited capacity additions for the industry as a whole, again, we enter 2003 very favorably positioned, especially when compared to a year ago.

Between January of 2001 and April of 2002, TiO2 pricing fell an incredible 17%, resulting in a negative effect on our 2002 results compared to 2001 of $83 million in operating profit. That $83 million hit was $8 million more than our entire operating profit in 2001.

The fact that Millennium survived that kind of blow and still increased overall EBITDA from wholly owned operations is a credit to our people all around the world, an accomplishment that seems to have been overlooked by the market and by many industry observers.

Looking forward, helped in part by a weaker dollar, TiO2 prices have recouped almost two-thirds of that decline to date and continue to rise.

We have our challenges in our fragrance chemicals business and in Equistar, but overall we are poised to take advantage of the sacrifices and hard work our people have made over the last two years.

With our lowered cost base and improved prices for our major products, overall prospects for our wholly owned businesses are favorable as we enter 2003.

Finally, Millennium has no current intention to change its long-standing dividend policy. Thanks for your attention, and now we'd be happy to take your questions.

If you were unable to hear the entire call, playback will be available until Thursday, February 6, by calling 973-341-3080, reservation #3683721 and you can access the speech and slides on our website millenniumchem.com Thanks for listening, and if you have further questions please call.